Exhibit 3.1
AMENDMENT NO. 1 TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
BUCKEYE PARTNERS, L.P.
     THIS AMENDMENT NO. 1 to the AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF BUCKEYE PARTNERS, L.P. (this “Amendment”), dated as of January 18, 2011, is entered into and effectuated by Buckeye GP LLC, a Delaware limited liability company, as the General Partner, pursuant to authority granted to it in Sections 4.3 and 15.1 of the Amended and Restated Agreement of Limited Partnership of Buckeye Partners, L.P., dated as of November 19, 2010 (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
     WHEREAS, Section 4.3(a) of the Partnership Agreement provides that the General Partner may cause the Partnership to issue additional LP Units or other Partnership Securities, for any Partnership purpose, at any time or from time to time, to Partners or to other Persons, for such consideration and on such terms and conditions, and entitling the holders thereof to such relative rights and powers, as shall be established by the General Partner, all without the approval of any Limited Partners, except as provided in Section 17.1 of the Partnership Agreement; and
     WHEREAS, Section 15.1(f) of the Partnership Agreement provides that the General Partner, without the consent of any Limited Partner, may amend any provision of the Partnership Agreement in connection with a change that is required or contemplated by Section 4.3 of the Partnership Agreement; and
     WHEREAS, Section 15.1(g) of the Partnership Agreement provides that the General Partner, without the consent of any Limited Partner, may amend any provision of the Partnership Agreement to reflect a change that in the good faith opinion of the General Partner does not adversely affect the Limited Partners in any material respect; and
     WHEREAS, the board of directors of the General Partner has determined that the standards specified in Section 15.1(f) or 15.1(g) are satisfied with respect to the amendments to be made by this Amendment; and
     WHEREAS, the Partnership has entered into a Unit Purchase Agreement, dated as of December 18, 2010 (the “Unit Purchase Agreement”), with FR XI Offshore AIV, L.P. (the “Unit Purchaser”); and
     WHEREAS, the Unit Purchase Agreement obligates the Partnership to issue LP Units and limited partner interests to be designated as Class B Units having the terms set forth herein; and
     WHEREAS, in connection with the entry into the Unit Purchase Agreement, the Partnership and the Unit Purchaser have entered into a Registration Rights Agreement, dated as of December 18, 2010, under which the Unit Purchaser may from time to time be issued LP Units in lieu of cash as liquidated damages for failure to cause a registration statement covering all of the Unit Purchaser’s Class B Units and LP Units to be registered; and

     WHEREAS, the Partnership has entered into two Unit Purchase Agreements, dated as of December 18, 2010, with the purchasers named therein, one of which provides for the issuance of Class B Units and the other provides for the issuance of LP Units (the “PIPE Unit Purchase Agreements”); and
     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to (i) specify the rights and obligations of the limited partner interests designated as “Class B Units,” (ii) provide for the economic uniformity of the Class B Units, the Privately Placed Units, and other LP Units that may be issued in connection with the Class B Units and Privately Placed Units, and (iii) provide for such other matters as are provided herein.
     NOW, THEREFORE, it is hereby agreed as follows:
A. Amendment. The Partnership Agreement is hereby amended as follows:
     1. Article I is hereby amended to add or restate, as applicable, the following definitions:
     “Certificate” means a LP Certificate or a Class B Certificate.
     “Class B Certificate” means a certificate issued by the Partnership, in such form as the General Partner may approve (containing appropriate legends concerning transfer restrictions, securities laws and any other requirements), evidencing ownership of one or more Class B Units.
     “Class B Unit” means a Partnership Interest issued pursuant to Section 4.3 and representing a limited partner’s interest in the Partnership having the rights and obligations specified with respect to the Class B Units in this Agreement.
     “Class B Unit Distribution” means any distribution payable to each Class B Unit, determined in accordance with Section 5.2(a).
     “Conversion Date” means the date that is the earliest of (i) the third anniversary of the initial issuance of Class B Units pursuant to the Unit Purchase Agreement, (ii) the in-service date of an Expansion, and (iii) the date on which the Partnership delivers notice to the holders of the Class B Units that the Class B Units have converted.
     “Eighty Percent Interest” means Limited Partners holding an aggregate of at least 80% of the outstanding Units, voting as a single class.
     “Expansion” means any capital expansion of the Bahamas Oil Refining Company International Ltd. facility that increases its design capacity by four million (4,000,000) barrels or more of incremental capacity.
     “Issue Price” means the price at which a Unit is purchased from the Partnership. Each Unit issued pursuant to the Unit Purchase Agreement shall be treated as having an Issue Price equal to the fair market value of an LP Unit on the date such Unit is issued. Each PIK Unit shall have an Issue Price determined in accordance with Section 4.8(d)(iv). Each PIPE Unit issued pursuant to the Registration Rights Agreements shall have an Issue Price equal to the amount of cash in lieu of which such PIPE Unit is issued.
     “LP Certificate” means a certificate issued by the Partnership, substantially in the form of Annex A to this Agreement (containing appropriate legends concerning transfer restrictions, securities laws and any other requirements), evidencing ownership of one or more LP Units.
     “LP Unit” means a Partnership Interest issued pursuant to Sections 4.2 or 4.3 and representing a limited partner’s interest in the Partnership having the rights and obligations specified with respect to the LP Units in this Agreement; provided that a Class B Unit will not constitute an LP Unit until the Conversion Date.
     “Majority Interest” means Limited Partners holding an aggregate of more than 50% of the outstanding Units, voting as a single class.
     “Per Unit Capital Amount” means, as of any date of determination, the Capital Account with respect to any class of Units, stated on a per Unit basis, underlying any Unit held by a Person.
     “PIK Unit” means a Class B Unit that may be issued by the Partnership in lieu of cash distributions in respect of the Class B Units pursuant to Section 4.8(d).
     “PIPE Unit Purchase Agreements” means the LP Unit Purchase Agreement providing for the issuance of LP Units and the Class B Unit Purchase Agreement providing for the issuance of Class B Units, in each case dated as of December 18, 2010, with the purchasers named therein.
     “PIPE Unit” means an LP Unit or a Class B Unit that is issued by the Partnership pursuant to the PIPE Unit Purchase Agreements or the Unit Purchase Agreement or the Registration Rights Agreements.
     “Privately Placed Unit” means a Class B Unit or an LP Unit that is a PIK Unit, PIPE Unit or converted Class B Unit.
     “Record Holder” or “Holder” of any Unit means the Person in whose name such Unit is registered in the Units Register.
     “Registration Rights Agreements” means the two Registration Rights Agreements, dated on or after December 18, 2010 one of which is among the Partnership, the Unit Purchaser, and the purchasers of the Class B Units pursuant to one PIPE Unit Purchase Agreement, and the other is among the Partnership and the purchasers of LP Units pursuant to the other PIPE Unit Purchase Agreement.
     “Transfer Agent” means the bank, trust company or other Person appointed from time to time by the Partnership to act as successor transfer agent and registrar for any class of Units. The General Partner shall serve as Transfer Agent and registrar for the Class B Units unless the General Partner shall determine to cause the Partnership to appoint another Transfer Agent.

     “Two-Thirds Interest” means Limited Partners holding an aggregate of at least two-thirds of the outstanding Units, voting as a single class.
     “Unit” means an LP Unit or a Class B Unit. The term “Unit” does not include the GP Interest.
     “Unit Purchase Agreement” means the Unit Purchase Agreement, dated as of December 17, 2010, between the Partnership and the Unit Purchaser.
     “Unit Purchaser” means FR XI Offshore AIV, L.P., an exempted limited partnership formed under the laws of Cayman Islands or its designee in accordance with the Unit Purchase Agreement.
     2. Article IV is hereby amended to add a new Section 4.8 creating a new series of Units as follows:
     Section 4.8 Establishment of Class B Units
     (a) The General Partner hereby designates and creates a series of Limited Partner Units to be designated as “Class B Units” and consisting, as of the date hereof, of a total of 5,697,759 Class B Units, having the terms and conditions set forth herein.
     (b) The holders of the Class B Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 14.3, in accordance with Article XIV of the Partnership Agreement.
     (c) Conversion of Class B Units
     (i) Immediately before the close of business on the Conversion Date, the Class B Units shall automatically convert into LP Units on a one-for-one basis.
     (ii) Upon conversion, the rights of a holder of converted Class B Units as holder of Class B Units shall cease with respect to such converted Class B Units, including any rights under this Agreement with respect to holders of Class B Units, and such Person shall continue to be a Limited Partner and have the rights of a holder of LP Units under this Agreement. All Class B Units shall, upon the Conversion Date, be deemed to be transferred to, and cancelled by, the Partnership in exchange for the LP Units into which the Class B Units converted.
     (iii) The Partnership shall pay any documentary, stamp or similar issue or transfer taxes or duties relating to the issuance or delivery of LP Units upon conversion of the Class B Units. However, the holder shall pay any tax or duty which may be payable relating to any transfer involving the issuance or delivery of LP Units in a name other than the holder’s name. The Transfer Agent may refuse to deliver the Certificate representing LP Units being issued in a name other than the holder’s name until the Transfer Agent receives a sum sufficient to pay any tax or duties which will be due because the shares are to be issued in a name other than the holder’s name. Nothing herein shall preclude any tax withholding required by law or regulation.
     (iv) (A) The Partnership shall keep free from preemptive rights a sufficient number of LP Units to permit the conversion of all outstanding Class B Units into LP Units to the extent provided in, and in accordance with, this Section 4.8(c).
     (B) All LP Units delivered upon conversion of the Class B Units shall be newly issued, shall be duly authorized and validly issued, and shall be free from preemptive rights and free of any lien or adverse claim.
     (C) The Partnership shall comply with all applicable securities laws regulating the offer and delivery of any LP Units upon conversion of Class B Units and, if the LP Units are then listed or quoted on the New York Stock Exchange, or any other National Securities Exchange or other market, shall list or cause to have quoted and keep listed and quoted the LP Units issuable upon conversion of the Class B Units to the extent permitted or required by the rules of such exchange or market.
     (D) Notwithstanding anything herein to the contrary, nothing herein shall give to any holder of Class B Units any rights as a creditor in respect of its right to conversion.
     (d) Distributions.
     (i) Each Class B Unit shall have the right to share in distributions pursuant to Section 5.2(a) on a pro rata basis with the other Units. All or any portion of each distribution payable in respect of the Class B Units (the “Class B Unit Distribution”) may, at the election of the Partnership, be paid in Class B Units (any amount of such Class B Unit Distribution so paid in PIK Units, the “PIK Distribution Amount”). The number of PIK Units to be issued in connection with a PIK Distribution Amount shall be the quotient of (A) the PIK Distribution Amount divided by (B) the volume-weighted average price of the Partnership’s LP Units for the ten (10) trading days immediately preceding the date the Class B Unit Distribution is declared less a discount of 15%; provided that instead of issuing any fractional PIK Units, the Partnership shall round the number of PIK Units issued down to the next lower whole PIK Unit and pay cash in lieu of such fractional units, or at the Partnership’s option, the Partnership may round the number of PIK Units issued up to the next higher whole PIK Unit.
     (ii) Notwithstanding anything in this Section 4.8(d) to the contrary, with respect to Class B Units that are converted into LP Units, the holder thereof shall not be entitled to a Class B Unit Distribution and an LP Unit distribution with respect to the same period, but shall be entitled only to the distribution to be paid based upon the class of Units held as of the close of business on the applicable Record Date.
     (iii) When any PIK Units are payable to a holder of Class B Units pursuant to this Section 4.8, the Partnership shall issue the PIK Units to such holder no later than the date the corresponding distributions are made pursuant to Section 5.2(a) (the date of issuance of such PIK Units, the “PIK Payment Date”). On the PIK Payment Date, the Partnership shall issue to such holder of Class B Units a certificate or certificates for the number of PIK Units to which such holder of Class B Units shall be entitled.
     (iv) For purposes of maintaining Capital Accounts, if the Partnership distributes one or more PIK Units to a holder of Class B Units, (i) the Partnership shall be treated as distributing cash to such holder of Class B Units equal to the PIK Distribution Amount, and (ii) the holder of Class B Units shall be deemed to have recontributed to the Partnership in exchange for such newly issued PIK Units an amount of cash equal to the PIK Distribution Amount less the amount of any cash distributed by the Partnership in lieu of fractional PIK Units.
     (e) The Class B Units will have such voting rights pursuant to the Agreement as such Class B Units would have if they were LP Units that were then outstanding and shall vote together with the LP Units as a single class, except that the Class B Units shall be entitled to vote as a separate class on any matter on which Unitholders are entitled to vote that adversely affects the rights or preferences of the Class B Units in relation to other classes of Partnership Interests in any material respect or as required by law. The approval of a majority of the Class B Units shall be required to approve any matter for which the holders of the Class B Units are entitled to vote as a separate class.
     (f) The Class B Units will be evidenced by Class B Certificates.
     3. Article IV is hereby amended to add a new Section 4.9 implementing certain transfer restrictions on Units:
     Section 4.9 Transfers of Privately Placed Units. The transfers of a Privately Placed Unit shall be subject to Section 5.1(c)(iii) and 5.1(d)(iii).
     4. Section 5.1(a) is hereby amended and restated as follows:
     (a) The Partnership shall maintain for each Partner a separate Capital Account with respect to its Partnership Interests in accordance with the regulations issued pursuant to Section 704 of the Code. The Capital Account of any Partner shall be increased by (i) the Net Agreed Value of all Capital Contributions made by such Partner in exchange for its Partnership Interest and (ii) all items of income and gain computed in accordance with Section 5.1(b) and allocated to such Partner pursuant to Section 5.1(c) and reduced by (iii) the Net Agreed Value of all distributions of cash or property (other than PIK Units) made to such Partner with respect to its Partnership Interest and (iv) all items of deduction and loss computed in accordance with Section 5.1(b) and allocated to such Partner pursuant to Section 5.1(c). The initial Capital Account balance in respect of each Class B Unit, PIK Unit and PIPE Unit shall be determined by reference to the fair market value of an LP Unit on the date such Unit is issued. Immediately following the initial creation of a Capital Account balance in respect of each PIK Unit and each Unit issued pursuant to the PIPE Unit Purchase Agreements or the Registration Rights Agreements, each Unitholder acquiring such a Unit at original issuance shall be deemed to have received a cash distribution or to have made a cash contribution, as the case may be, in respect of such Unit equal to the amount by which (A) the fair market value of an LP Unit on the date of issuance exceeds or is less than, as the case may be, (B) the Issue Price for such Unit.
     5. Section 5.1(c)(iii) is hereby amended and restated as follows:
(iii) (A) To preserve uniformity of Units, the General Partner may make special allocations of income or deduction pursuant to Section 6.1(c) that do not have a material adverse effect on the Limited Partners and are consistent with the principles of Section 704 of the Code.
     (B) At the election of the General Partner with respect to any taxable period ending upon, or after, the conversion of the Class B Units into LP Units, all or a portion of the remaining items of Partnership gross income or gain for such taxable period shall be allocated to each Partner holding converted Class B Units in the proportion of the number of converted Class B Units held by such Partner to the total number of Converted Class B Units then outstanding, until each such Partner has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such converted Class B Units to an amount that after taking into account the other allocations of income, gain, loss and deduction to be made with respect to such taxable period will equal the product of (I) the number of converted Class B Units held by such Partner and (II) the Per Unit Capital Amount for an LP Unit evidenced by an LP Unit Certificate that is not a Privately Placed Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying converted Class B Units and the Capital Accounts underlying LP Units that are not Privately Placed Units prior to the certification of such converted Class B Units as LP Units.
     (C) With respect to an event triggering an adjustment to the Carrying Value of Partnership property pursuant to Section 5.1(e) during any taxable period of the Partnership ending upon, or after, the issuance of Privately Placed Units, any Unrealized Gains and Unrealized Losses shall be allocated among the Partners in a manner that to the nearest extent possible results in the Capital Accounts maintained with respect to the Privately Placed Units on a per unit basis equaling the Per Unit Capital Amount for an LP Unit that is not a Privately Placed Unit.
     (D) With respect to any taxable period of the Partnership ending upon, or after, the transfer of a PIPE Unit or PIK Unit or converted Class B Unit to a Person that is not an Affiliate of the holder, Partnership items of income or gain for such taxable period shall be allocated 100% to the Partner transferring such PIPE Unit or PIK Unit or converted Class B Unit in a manner that to the nearest extent possible results in the Capital Account maintained with respect to such PIPE Unit or PIK Unit or converted

Class B Unit on a per unit basis equaling the Per Unit Capital Amount for an LP Unit that is not a Privately Placed Unit.
     6. Section 5.1(d)(i) is hereby amended by deleting the word “LP” appearing therein.
     7. Section 5.1(d) is hereby amended to add a new Section 5.1(d)(iii) as follows:
(iii) Immediately prior to the transfer of a Privately Placed Unit by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.1(d)(iii) apply), the aggregate Capital Account maintained for such Person with respect to its Privately Placed Units will (A) first, be allocated to the Privately Placed Units to be transferred in an amount equal to the product of (x) the number of such Privately Placed Units to be transferred and (y) the Per Unit Capital Amount for an LP Unit that is not a Privately Placed Unit, and (B) second, any remaining positive balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Privately Placed Units and if the remaining balance would be negative, items of Partnership income and gain shall be specially allocated to such transferor Partner in an amount and manner sufficient to eliminate the deficit in its Capital Account as quickly as possible. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Privately Placed Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee’s Capital Account established with respect to the transferred Privately Placed Units will have a balance equal to the amount allocated under clause (A) hereinabove.
     8. Section 5.1(e) is hereby amended and restated as follows:
     (e) If any additional Units (or other Partnership Interests) are to be issued pursuant to Section 4.3 for cash or Contributed Property, as the consideration for the provision of services, or if any Partnership property is to be distributed (other than a distribution of cash that is not a redemption or retirement of a Partnership Interest), the Capital Accounts of the Partners (and the Carrying Values of all Partnership properties) shall, immediately prior to such issuance or distribution, be adjusted (consistent with the provisions hereof and of Section 704(b) of the Code) upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to all Partnership properties (as if such Unrealized Gain or Unrealized Loss had been recognized upon an actual sale of such properties immediately prior to such issuance or on the date of such conversion). In determining such Unrealized Gain or Unrealized Loss, the fair market value of Partnership properties, as of any date of determination, shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may determine that it is appropriate to first determine an aggregate value for the Partnership, based on the current trading price of the LP Units or any Issue Price (without reduction for any underwriting discount or similar fees) of concurrent Units and taking fully into account the fair market value of the Partnership Interests of all Partners at such time, and then allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate).

     9. Article V is hereby amended to add a new Section 5.2(c) as follows:
     (c) For the avoidance of doubt, upon any pro rata distribution of Partnership Securities to all Record Holders of LP Units or any subdivision or combination (or reclassified into a greater or smaller number) of LP Units, the Partnership will proportionately adjust the number of Class B Units as follows: (a) if the Partnership issues Partnership Securities as a distribution on its LP Units or subdivides the LP Units (or reclassifies them into a greater number of LP Units) then the Class B Units shall be subdivided into a number of Class B Units equal to the result of multiplying the number of Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of LP Units outstanding immediately prior to such distribution or subdivision plus the total number of Partnership Securities constituting such distribution or newly created by such subdivision; and (B) the denominator of which shall be the number of LP Units outstanding immediately prior to such distribution or subdivision; and (b) if the Partnership combines the LP Units (or reclassifies them into a smaller number of LP Units) then the Class B Units shall be combined into a number of Class B Units equal to the result of multiplying the number of Class B Units by a fraction, (A) the numerator of which shall be the sum of the number of LP Units outstanding immediately following such combination; and (B) the denominator of which shall be the number of LP Units outstanding immediately prior to such combination.
     10. Section 9.3 is hereby amended by deleting the word “LP” appearing therein.
     11. Article X is hereby amended and restated as follows:
ARTICLE X
ISSUANCE OF CERTIFICATES; TRANSFER AND EXCHANGE OF UNITS
     Section 10.1 Initial Issuance of Certificates
     Upon the issuance of Units to any Person, the Partnership may (and will upon request of an owner of Units) issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. Certificates shall be executed on behalf of the Partnership by the General Partner. No Certificate shall be valid for any purpose until manually countersigned by the Transfer Agent.
     Section 10.2 Registration, Registration of Transfer and Exchange
     (a) The Partnership will cause to be kept one or more registers (collectively, the “Units Register”) in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 10.2(b), the Partnership will provide for the registration of Units and of transfers of such Units. The Transfer Agent for the LP Units is hereby appointed registrar for the purpose of registering LP Units and transfers of such LP Units as herein provided.
     Upon surrender for registration of transfer or exchange of any Certificate, and subject to the provisions of Section 10.2(b), the General Partner on behalf of the Partnership will execute, and the Transfer Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number of Units as did the Certificate so surrendered.
     (b) Every Certificate surrendered for registration of transfer or exchange shall be duly endorsed on the reverse side thereof, or be accompanied by a written instrument of transfer in form satisfactory to the Transfer Agent, duly executed, in either case by the holder thereof or such holder’s attorney duly authorized in writing. Every Certificate surrendered for registration of transfer shall be duly accepted on the reverse side thereof, or be accompanied by a written instrument of acceptance to the same effect in form satisfactory to the Transfer Agent duly executed, in either case by the transferee or such transferee’s attorney duly authorized in writing. As a condition to the issuance of any new Certificate under this Section 10.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.
     Section 10.3 Mutilated, Destroyed, Lost or Stolen Certificates
     (a) If any mutilated Certificate is surrendered to the Transfer Agent, the General Partner on behalf of the Partnership shall execute and the Transfer Agent shall countersign and deliver in exchange therefor a new Certificate evidencing the same number of Units as did the Certificate so surrendered.
     (b) If there shall be delivered to the General Partner and the Transfer Agent (i) evidence to their satisfaction of the destruction, loss or theft of any Certificate and (ii) such security or indemnity as may be required by them to save each of them and any of their agents harmless, then, in the absence of notice to the General Partner or the Transfer Agent that such Certificate has been acquired by a bona fide purchaser, the General Partner on behalf of the Partnership shall execute and upon its request the Transfer Agent shall countersign and deliver, in lieu of any such destroyed, lost or stolen Certificate, a new Certificate evidencing the same number of Units as did the Certificate so destroyed, lost or stolen.
     (c) As a condition to the issuance of any new Certificate under this Section 10.3, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) connected therewith.
     (d) Every new Certificate issued pursuant to this Section 10.3 in lieu of any destroyed, lost or stolen Certificate shall evidence an original additional Partnership Interest in the Partnership, whether or not the destroyed, lost or stolen Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Units duly issued hereunder.
     Section 10.4 Persons Deemed Owners
     Prior to due presentment of a Certificate for registration of transfer and satisfaction of the requirements of Section 10.2(b) with respect thereto, (a) the Partnership, the General Partner, the Transfer Agent and any agent of any of the foregoing may deem and treat the Record Holder as the absolute owner thereof and of the Units evidenced thereby for all purposes whatsoever and

(b) a transferee shall not be entitled to distributions or allocations or any other rights in respect of the Units evidenced thereby other than the right to further transfer such Units.
     Section 10.5 Prohibited Transfers
     Subject to Section 13.2, neither the Partnership nor any of its Affiliates shall transfer any or all of the limited liability company interests of the General Partner and the General Partner shall not transfer the GP Interest to any Person whatsoever.
     12. Section 12.2 is hereby amended and restated as follows:
     Section 12.2 Admission of Substituted Limited Partners
     A transferee of Units shall automatically be admitted to the Partnership as a Limited Partner (and the transferor of such Units shall, if such transferor is assigning all of such transferor’s Units, automatically cease to be a Limited Partner) at and as of the time the transfer is registered on the Units Register pursuant to Section 10.2.
     13. Section 12.4 is hereby amended and restated as follows:
     Section 12.4 Admission of Additional Limited Partners
     By acceptance of the transfer of any Units in accordance with this Agreement or the issuance of any Units pursuant to this Agreement (including in connection with a merger or consolidation), each transferee of a Unit and each Person who is issued Units pursuant to this Agreement (including in connection with a merger or consolidation) (including any nominee holder or an agent or representative acquiring Units for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Units so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership, with or without execution of this Agreement, (ii) shall become bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Units so transferred or issued, (iv) represents that the transferee or Person being issued such Units has the capacity, power and authority to enter into this Agreement, (v) grants the powers of attorney set forth in this Agreement and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Units, the issuance of any Units pursuant to this Agreement, and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may be admitted as a Limited Partner or become a record holder of Units without the consent or approval of any of the Partners.
B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.
C. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.
D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.
[Signatures on following page]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER: Buckeye GP LLC
By:	/s/ William H. Schmidt, Jr.
	Name:	William H. Schmidt, Jr.
	Title:	Vice President and General Counsel

AMENDMENT NO. 1 TO AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
BUCKEYE PARTNERS, L.P.